CT-164186

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

Emerald Acquisition Corporation

having by Special resolution dated 7th day of June Two Thousand Ten changed its name, is now incorporated under name of

Oriental Dragon Corporation

Given under my hand and Seal at George Town in the Island of Grand Cayman this 27th day of August Two Thousand Ten

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

An Authorised Officer,
Registry of Companies,
Cayman Islands.